NEWS

Charter Announces Fourth Quarter and Full Year 2020 Results

Stamford, Connecticut - January 29, 2021 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2020.

Key highlights:

•As of December 31, 2020, Charter served a total of 31.1 million residential and small and medium business ("SMB") customers, with 1.9 million customers added in 2020 versus 1.1 million added in 2019. Charter added 197,000 total customer relationships in the fourth quarter, compared to 268,000 during the fourth quarter of 2019.

•As of December 31, 2020, Charter served a total of 28.9 million residential and SMB Internet customers, with 2.2 million Internet customers added in 2020 versus 1.4 million added in 2019. Charter added 246,000 total Internet customers in the fourth quarter compared to 339,000 during the fourth quarter of 2019.

•As of December 31, 2020, Charter served a total of 2.4 million mobile lines, with 1.3 million mobile lines added in 2020 versus 948,000 added in 2019. Charter added 315,000 mobile lines in the fourth quarter, compared to 288,000 during the fourth quarter of 2019.

•Fourth quarter revenue of $12.6 billion grew by 7.3% year-over-year, driven by residential revenue growth of 5.0%, mobile revenue growth of 80.9% and advertising revenue growth of 43.9%.

•Fourth quarter Adjusted EBITDA1 of $5.0 billion grew by 10.2% year-over-year.

•For the year ended December 31, 2020, revenue of $48.1 billion increased by 5.1% year-over-year. Full year 2020 Adjusted EBITDA totaled $18.5 billion, 9.9% higher than in 2019.

•Net income attributable to Charter shareholders totaled $1.2 billion in the fourth quarter, compared to $714 million during the same period last year. For the year ended December 31, 2020, net income attributable to Charter shareholders totaled $3.2 billion, compared to $1.7 billion in 2019.

•Fourth quarter capital expenditures totaled $2.1 billion and included $157 million of mobile-related capital expenditures. For the year ended December 31, 2020, capital expenditures totaled $7.4 billion and included $508 million of mobile-related capital expenditures.

•Full year 2020 free cash flow1 totaled $7.1 billion, compared to $4.6 billion in 2019.

•During the fourth quarter, Charter purchased approximately 7.4 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $4.8 billion. For the year ended December 31, 2020, Charter purchased 21.1 million shares of Charter Class A common stock and Charter Holdings common units for approximately $12.1 billion.

“Our 2020 performance demonstrates that our customer-friendly operating strategy works well for Charter communities, employees and shareholders, even in challenging economic and operating environments,” said Tom Rutledge, Chairman and CEO of Charter. "We added nearly two million customer relationships in 2020—800,000 more than we added in 2019—and demand for our connectivity products remains strong. As we look forward, we remain focused on the continued execution of our operating strategy, driving customer, revenue and free cash flow growth, enhancing value for our shareholders.”

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2020 (a)	December 31, 2019 (a)	Y/Y Change
Footprint (b)
Estimated Passings	53,300	52,154	2.2%

Customer Relationships (c)
Residential	29,079	27,277	6.6%
SMB	2,051	1,958	4.8%
Total Customer Relationships	31,130	29,235	6.5%

Residential	167	240	(30.3)%
SMB	30	28	10.2%
Total Customer Relationships Quarterly Net Additions	197	268	(26.2)%

Total Customer Relationship Penetration of Estimated Passings (d)	58.4%	56.1%	2.3 ppts

Monthly Residential Revenue per Residential Customer (e)	$111.85	$113.79	(1.7)%
Monthly SMB Revenue per SMB Customer (f)	$163.02	$169.06	(3.6)%

Residential Customer Relationships Penetration
Single Play Penetration (g)	44.5%	43.0%	1.5 ppts
Double Play Penetration (g)	32.7%	30.7%	2.0 ppts
Triple Play Penetration (g)	22.9%	26.2%	(3.3) ppts

% Residential Non-Video Customer Relationships	46.2%	42.7%	3.5 ppts

Internet
Residential	27,023	24,908	8.5%
SMB	1,856	1,756	5.7%
Total Internet Customers	28,879	26,664	8.3%

Residential	216	313	(30.9)%
SMB	30	26	13.8%
Total Internet Quarterly Net Additions	246	339	(27.4)%

Video
Residential	15,639	15,620	0.1%
SMB	561	524	7.0%
Total Video Customers	16,200	16,144	0.3%

Residential	(66)	(105)	37.4%
SMB	31	4	678.5%
Total Video Quarterly Net Additions	(35)	(101)	65.3%

Voice
Residential	9,215	9,443	(2.4)%
SMB	1,224	1,144	7.0%
Total Voice Customers	10,439	10,587	(1.4)%

Residential	(120)	(152)	21.4%
SMB	17	24	(30.1)%
Total Voice Quarterly Net Additions	(103)	(128)	19.7%

Mobile Lines
Residential	2,320	1,078	115.3%
SMB	55	4	NM
Total Mobile Lines	2,375	1,082	119.6%

Residential	300	285	5.5%
SMB	15	3	316.4%
Total Mobile Lines Quarterly Net Additions	315	288	9.4%

Enterprise (h)
Enterprise Primary Service Unites ("PSUs")	274	267	2.6%
Enterprise Quarterly Net Additions	2	3	(36.9)%
Footnotes - In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding. NM - Not meaningful

In 2020, Charter added 1.8 million residential customer relationships versus 1.0 million added in 2019. During the fourth quarter of 2020, Charter's residential customer relationships grew by 167,000, while fourth quarter 2019 residential customer relationships increased by 240,000.

Charter added 2.1 million residential Internet customers in 2020, versus 1.3 million added in 2019. During the fourth quarter of 2020, Charter added 216,000 residential Internet customers versus fourth quarter 2019 net additions of 313,000, which is a function of lower sales activity caused by adding 1.9 million residential Internet customers in the prior three quarters as well as lower market churn, resulting in fewer selling opportunities in the fourth quarter. As of December 31, 2020, over 85% of residential Internet customers subscribed to tiers that provided 100 Mbps or more of speed, and over 50% subscribed to tiers that provided 200 Mbps or more of speed. During the fourth quarter, Charter doubled its starting download speed to 200 Mbps in 17 markets. Currently, 200 Mbps is the slowest speed offered to new Spectrum Internet® customers in nearly 75% of Charter's footprint, with 100 Mbps the slowest speed offered in the remainder of its footprint. Charter also offers Spectrum Internet Gig (940 Mbps) across its entire footprint. Additionally, Charter's Advanced In-Home WiFi service, which provides customers the ability to optimize their home networks while providing greater control of their connected devices, has now been launched across more than 65% of Charter's footprint for new Internet connects.

Charter added 19,000 residential video customers in 2020, compared to a decline of 484,000 in 2019. Residential video customers decreased by 66,000 in the fourth quarter of 2020, while fourth quarter 2019 residential video customers decreased by 105,000.

In 2020, Charter's residential wireline voice customers declined by 228,000 versus a decline of 692,000 in 2019. During the fourth quarter of 2020, residential wireline voice customers declined by 120,000, while fourth quarter 2019 residential wireline voice customers declined by 152,000.

Fourth quarter 2020 residential revenue per residential customer (excluding mobile) totaled $111.85, and declined by 1.7% compared to the prior year period, given a higher percentage of non-video customers, a higher mix of lower priced video packages within Charter's video customer base and lower installation revenue, partly offset by promotional rate step-ups and rate adjustments.

Charter added 93,000 SMB customer relationships in 2020, compared to 125,000 added in 2019. SMB customer relationships grew by 30,000 in the fourth quarter of 2020, while fourth quarter 2019 SMB customer relationships grew by 28,000. Enterprise PSUs grew by 7,000 in 2020 versus 19,000 added in 2019. During the fourth quarter of 2020, enterprise PSUs grew by 2,000, compared to growth of 3,000 in the fourth quarter of 2019.

In 2020, Charter added 1.3 million mobile lines versus 948,000 added in 2019. During the fourth quarter of 2020, Charter added 315,000 mobile lines, compared to 288,000 in the fourth quarter of 2019. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and runs on America's most awarded LTE network combined with Spectrum WiFi. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" or "By the Gig." All plans include 4G and 5G access, with no added taxes, fees or contracts.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,
	2020	2019	% Change
REVENUES:
Internet	$4,862	$4,345	11.9%
Video	4,418	4,473	(1.2)%
Voice	449	450	(0.2)%
Residential revenue	9,729	9,268	5.0%
Small and medium business	997	986	1.1%
Enterprise	623	617	0.9%
Commercial revenue	1,620	1,603	1.0%
Advertising sales	625	434	43.9%
Mobile	428	236	80.9%
Other	222	220	1.5%
Total Revenue	12,624	11,761	7.3%

COSTS AND EXPENSES:
Total operating costs and expenses	7,630	7,232	5.5%

Adjusted EBITDA	$4,994	$4,529	10.2%

Adjusted EBITDA margin	39.6%	38.5%

Capital Expenditures	$2,063	$2,282
% Total Revenue	16.3%	19.4%

Net income attributable to Charter shareholders	$1,246	$714
Earnings per common share attributable to Charter shareholders:
Basic	$6.33	$3.36
Diluted	$6.05	$3.28

Net cash flows from operating activities	$4,149	$3,358
Free cash flow	$2,079	$1,580

Revenues

Fourth quarter revenue increased by 7.3% year-over-year to $12.6 billion, driven by growth in Internet, mobile and advertising. Excluding advertising revenue, which benefited from political spend in the fourth quarter of 2020, revenue grew by 5.9% year-over-year.

Internet revenue grew by 11.9% year-over-year to $4.9 billion, driven by growth in Internet customers during the last year, promotional rate step-ups and rate adjustments.

Video revenue totaled $4.4 billion in the fourth quarter, a decrease of 1.2% compared to the prior year period, driven by a higher mix of lower priced video packages within Charter's video customer base and lower installation revenue, partly offset by promotional rate step-ups and rate adjustments.

Voice revenue totaled $449 million in the fourth quarter, a decrease of 0.2% compared to the fourth quarter of 2019, driven by a decline in wireline voice customers over the last twelve months.

Residential revenue totaled $9.7 billion in the fourth quarter, an increase of 5.0% year-over-year.

Commercial revenue increased by 1.0% year-over-year to $1.6 billion, driven by SMB and enterprise revenue growth of 1.1% and 0.9% year-over-year, respectively. SMB revenue growth was partly reduced by COVID-19 related seasonal plans. Enterprise revenue growth was impacted by lower cell tower backhaul and other wholesale revenue. Enterprise retail revenue excluding wholesale revenue increased by 5.4% year-over-year, reflecting PSU growth.

Fourth quarter advertising sales revenue of $625 million increased by 43.9% compared to the year-ago quarter, driven by higher political revenue and advanced advertising, partly offset by lower local sales. Excluding political revenue in both periods, advertising sales revenue declined by 4.6% year-over-year driven by COVID-19 effects.

Fourth quarter mobile revenue totaled $428 million, an increase of 80.9% year-over-year.

Other revenue totaled $222 million in the fourth quarter, an increase of 1.5% year-over-year.

Operating Costs and Expenses

Fourth quarter total operating costs and expenses increased by $398 million, or 5.5% year-over-year.

Fourth quarter programming costs increased by $101 million, or 3.6% as compared to the fourth quarter of 2019, reflecting contractual programming increases and renewals, partly offset by a higher mix of lower cost video packages within Charter's video customer base.

Regulatory, connectivity and produced content expenses decreased by $64 million, or 10.7% year-over-year, primarily driven by the deferral of sports rights costs to 2021 due to a delayed start of the NBA season.

Costs to service customers increased by $80 million, or 4.4% year-over-year, despite year-over-year residential and SMB customer growth of 6.5%. The year-over-year increase in costs to service customers was primarily driven by previously announced accelerated wage benefits for hourly field operations and call center employees and higher COVID-19 related benefits, partly offset by lower bad debt and productivity improvements.

Marketing expenses increased by $10 million, or 1.4% year-over-year.

Other expenses increased by $121 million, or 13.3% as compared to the fourth quarter of 2019 primarily driven by a one-time corporate cost and higher advertising sales expense.

Fourth quarter mobile costs totaled $522 million, an increase of 40.5% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $5.0 billion grew by 10.2% year-over-year, reflecting growth in revenue and operating expenses of 7.3% and 5.5%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.2 billion in the fourth quarter of 2020, compared to $714 million in the fourth quarter of 2019. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, a pension remeasurement gain in the current year period versus a loss in the prior year period and a non-cash gain on financial instruments, partly offset by higher tax expense.

Net income per basic common share attributable to Charter shareholders totaled $6.33 in the fourth quarter of 2020 compared to $3.36 during the same period last year. The increase was primarily the result of the factors described above in addition to a 7.4% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.1 billion in the fourth quarter of 2020, compared to $2.3 billion during the fourth quarter of 2019, primarily driven by declines in scalable infrastructure and support spending. The year-over-year decrease in scalable infrastructure spending was primarily due to timing of core network enhancements, partly offset by higher node splits given growing customer relationships and traffic. The decrease in support capital was driven by lower spend on back office systems, partly offset by facility improvements. Fourth quarter capital expenditures included $157 million of mobile costs, most of which are included in support capital.

Cash Flow and Free Cash Flow

During the fourth quarter of 2020, net cash flows from operating activities totaled $4.1 billion, compared to $3.4 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA and a favorable change in trade working capital.

Free cash flow in the fourth quarter of 2020 totaled $2.1 billion, compared to $1.6 billion during the same period last year. The year-over-year increase in free cash flow was driven by an increase in net cash flows from operating activities.

Liquidity & Financing

As of December 31, 2020, total principal amount of debt was $82.1 billion and Charter's credit facilities provided approximately $4.7 billion of additional liquidity in excess of Charter's $1.0 billion cash position.

In October 2020, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. jointly issued an additional $1.5 billion of its 4.500% senior unsecured notes due 2032 at a price of 103.750%. The net proceeds were used to pay related fees and expenses and for general corporate purposes, including repaying certain indebtedness, including repayment of $750 million of CCO Holdings' 5.375% senior notes due May 1, 2025, as well as funding potential buybacks of Charter Class A common stock and Charter Holdings common units.

In December 2020, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. jointly issued $1.0 billion aggregate principal amount of 2.300% senior secured notes due 2032 at a price of 99.786%, an additional $650 million aggregate principal amount of 3.700% senior secured notes due 2051 at a price of 100.791% and $1.35 billion aggregate principal amount of 3.850% senior secured notes due 2061 at a price of 99.882%. The net proceeds were used to pay related fees and expenses and for general corporate purposes, including funding buybacks of Charter Class A common stock and Charter Holdings common units as well as repaying certain indebtedness, including $700 million of Time Warner Cable, LLC 4.125% notes due February 2021.

Share Repurchases

During the three months ended December 31, 2020, Charter purchased approximately 7.4 million shares of Charter Class A common stock and Charter Holdings common units for approximately $4.8 billion.

Full Year Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2020	2019	% Change
REVENUES:
Internet	$18,521	$16,667	11.1%
Video	17,432	17,607	(1.0)%
Voice	1,806	1,920	(5.9)%
Residential revenue	37,759	36,194	4.3%
Small and medium business	3,964	3,868	2.5%
Enterprise	2,468	2,556	(3.5)%
Commercial revenue	6,432	6,424	0.1%
Advertising sales	1,699	1,568	8.3%
Mobile	1,364	726	87.9%
Other	843	852	(0.9)%
Total Revenue	48,097	45,764	5.1%

COSTS AND EXPENSES:
Total operating costs and expenses	29,579	28,909	2.3%

Adjusted EBITDA	$18,518	$16,855	9.9%

Adjusted EBITDA margin	38.5%	36.8%

Capital Expenditures	$7,415	$7,195
% Total Revenue	15.4%	15.7%

Net income attributable to Charter shareholders	$3,222	$1,668
Earnings per common share attributable to Charter shareholders:
Basic	$15.85	$7.60
Diluted	$15.40	$7.45

Net cash flows from operating activities	$14,562	$11,748
Free cash flow	$7,070	$4,608

Revenues

For the year ended December 31, 2020, revenues increased to $48.1 billion, 5.1% higher than in 2019, driven by growth in Internet, mobile and advertising. Excluding advertising revenue, which benefited from political spend in 2020, revenue grew by 5.0% year-over-year.

Operating Costs and Expenses

Operating costs and expenses totaled $29.6 billion in 2020, an increase of $670 million, or 2.3% compared to the prior year ended December 31, 2019, primarily driven by increases in mobile, costs to service customers and programming expenses, partly offset by a decline in regulatory, connectivity and produced content expenses as a result of COVID-19.

Adjusted EBITDA

Adjusted EBITDA totaled $18.5 billion for the year ended December 31, 2020, an increase of 9.9% compared to 2019, reflecting growth in revenue and operating expenses of 5.1% and 2.3%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $3.2 billion for the year ended December 31, 2020, compared to $1.7 billion in 2019. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, partly offset by higher tax expense.

Net income per basic common share attributable to Charter shareholders totaled $15.85 for the year ended December 31, 2020, compared to $7.60 during the same period last year. The increase was primarily the result of the factors described above in addition to a 7.4% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Capital expenditures totaled $7.4 billion for the year ended December 31, 2020, compared to $7.2 billion in 2019. The increase was primarily driven by increases in line extensions, Internet CPE, support capital and scalable infrastructure. For the full year 2020, mobile capital expenditures totaled $508 million versus $432 million for the full year 2019.

Charter currently expects 2021 cable capital expenditures to be relatively consistent or lower as a percentage of cable revenue versus 2020.

Cash Flow and Free Cash Flow

For the year ended December 31, 2020, net cash flows from operating activities totaled $14.6 billion, compared to $11.7 billion in 2019. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA and a favorable change in working capital in 2020 relative to the change in working capital in 2019. The increase in cash flows resulting from changes in working capital was favorably impacted by one-time unfavorable impacts in 2019 from bill cycle standardization efforts as well as one-time net favorable impacts in 2020 related to COVID-19, including deferral of payroll tax payments.

Free cash flow for the year ended December 31, 2020 was $7.1 billion, compared to $4.6 billion during the same period last year. The year-over-year increase in free cash flow was driven by an increase in net cash flows from operating activities, partly offset by higher capital expenditures.

Share Repurchases

For the year ended December 31, 2020, Charter purchased approximately 21.1 million shares of Charter Class A common stock and Charter Holdings common units for approximately $12.1 billion.

Conference Call

Charter will host a conference call on Friday, January 29, 2021 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 1862755.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on February 12, 2021. The conference ID code for the replay is 1862755.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, which will be posted on the “Results & SEC Filings” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, net, other pension (benefits) costs, net, other (income) expense, net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $384 million and $301 million for the three months ended December 31, 2020 and 2019, respectively, and $1.3 billion and $1.2 billion for the years ended December 31, 2020 and 2019, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 31 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn, including the impacts of the Novel Coronavirus (“COVID-19”) pandemic to our customers, our vendors and local, state and federal governmental responses to the pandemic;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
REVENUES:
Internet	$4,862	$4,345	11.9%	$18,521	$16,667	11.1%
Video	4,418	4,473	(1.2)%	17,432	17,607	(1.0)%
Voice	449	450	(0.2)%	1,806	1,920	(5.9)%
Residential revenue	9,729	9,268	5.0%	37,759	36,194	4.3%
Small and medium business	997	986	1.1%	3,964	3,868	2.5%
Enterprise	623	617	0.9%	2,468	2,556	(3.5)%
Commercial revenue	1,620	1,603	1.0%	6,432	6,424	0.1%
Advertising sales	625	434	43.9%	1,699	1,568	8.3%
Mobile	428	236	80.9%	1,364	726	87.9%
Other	222	220	1.5%	843	852	(0.9)%
Total Revenue	12,624	11,761	7.3%	48,097	45,764	5.1%
COSTS AND EXPENSES:
Programming	2,909	2,808	3.6%	11,401	11,290	1.0%
Regulatory, connectivity and produced content	532	596	(10.7)%	2,183	2,366	(7.7)%
Costs to service customers	1,874	1,794	4.4%	7,472	7,277	2.7%
Marketing	758	748	1.4%	3,031	3,044	(0.4)%
Mobile	522	372	40.5%	1,765	1,246	41.7%
Other expense	1,035	914	13.3%	3,727	3,686	1.1%
Total operating costs and expenses (exclusive of items shown separately below)	7,630	7,232	5.5%	29,579	28,909	2.3%
Adjusted EBITDA	4,994	4,529	10.2%	18,518	16,855	9.9%
Adjusted EBITDA margin	39.6%	38.5%		38.5%	36.8%
Depreciation and amortization	2,409	2,461		9,704	9,926
Stock compensation expense	88	77		351	315
Other operating expenses, net	35	32		58	103
Income from operations	2,462	1,959		8,405	6,511
OTHER INCOME (EXPENSES):
Interest expense, net	(965)	(964)		(3,848)	(3,797)
Loss on extinguishment of debt	(22)	(25)		(143)	(25)
Gain (loss) on financial instruments, net	170	62		(15)	(54)
Other pension benefits (costs), net	28	(96)		(66)	(69)
Other expense, net	(18)	(4)		(31)	(135)
	(807)	(1,027)		(4,103)	(4,080)
Income before income taxes	1,655	932		4,302	2,431
Income tax expense	(254)	(110)		(626)	(439)
Consolidated net income	1,401	822		3,676	1,992
Less: Net income attributable to noncontrolling interests	(155)	(108)		(454)	(324)
Net income attributable to Charter shareholders	$1,246	$714		$3,222	$1,668

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$6.33	$3.36		$15.85	$7.60
Diluted	$6.05	$3.28		$15.40	$7.45
Weighted average common shares outstanding, basic	196,906,511	212,648,072		203,316,483	219,506,735
Weighted average common shares outstanding, diluted	212,077,917	217,778,099		209,273,247	223,786,380

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Fourth Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2020	2019
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$998	$3,483
Accounts receivable, net	2,201	2,227
Prepaid expenses and other current assets	707	761
Total current assets	3,906	6,471

RESTRICTED CASH	3	66

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,357	34,591
Customer relationships, net	5,615	7,453
Franchises	67,322	67,322
Goodwill	29,554	29,554
Total investment in cable properties, net	136,848	138,920

OTHER NONCURRENT ASSETS	3,449	2,731

Total assets	$144,206	$148,188

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,867	$8,885
Current portion of long-term debt	1,008	3,500
Total current liabilities	9,875	12,385

LONG-TERM DEBT	81,744	75,578
DEFERRED INCOME TAXES	18,108	17,711
OTHER LONG-TERM LIABILITIES	4,198	3,703

SHAREHOLDERS' EQUITY:
Controlling interest	23,805	31,445
Noncontrolling interests	6,476	7,366
Total shareholders' equity	30,281	38,811

Total liabilities and shareholders' equity	$144,206	$148,188

Addendum to Charter Communications, Inc. Fourth Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,401	$822	$3,676	$1,992
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,409	2,461	9,704	9,926
Stock compensation expense	88	77	351	315
Noncash interest income, net	(10)	(17)	(41)	(106)
Other pension (benefits) costs, net	(28)	96	66	69
Loss on extinguishment of debt	22	25	143	25
(Gain) loss on financial instruments, net	(170)	(62)	15	54
Deferred income taxes	213	87	465	320
Other, net	11	10	(10)	158
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(133)	59	26	(505)
Prepaid expenses and other assets	116	(172)	(124)	(397)
Accounts payable, accrued liabilities and other	230	(28)	291	(103)
Net cash flows from operating activities	4,149	3,358	14,562	11,748

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,063)	(2,282)	(7,415)	(7,195)
Change in accrued expenses related to capital expenditures	(7)	504	(77)	55
Purchases of wireless spectrum licenses	(371)	—	(464)	—
Real estate investments through variable interest entities	(61)	(23)	(183)	(148)
Other, net	(68)	(53)	(18)	(43)
Net cash flows from investing activities	(2,570)	(1,854)	(8,157)	(7,331)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,402	6,528	15,754	19,685
Repayments of long-term debt	(2,383)	(2,423)	(12,094)	(13,309)
Payments for debt issuance costs	(34)	(55)	(125)	(103)
Issuance of equity	—	—	23	—
Purchase of treasury stock	(4,349)	(2,305)	(11,217)	(6,873)
Proceeds from exercise of stock options	13	12	184	118
Purchase of noncontrolling interest	(578)	(292)	(1,462)	(885)
Distributions to noncontrolling interest	(40)	(38)	(154)	(154)
Borrowings for real estate investments through variable interest entities, net	59	—	122	—
Other, net	46	21	16	(112)
Net cash flows from financing activities	(1,864)	1,448	(8,953)	(1,633)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(285)	2,952	(2,548)	2,784
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	1,286	597	3,549	765
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$1,001	$3,549	$1,001	$3,549

CASH PAID FOR INTEREST	$843	$898	$3,866	$3,963
CASH PAID FOR TAXES	$39	$16	$123	$71

Addendum to Charter Communications, Inc. Fourth Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	December 31, 2020 (a)	September 30, 2020 (a)	December 31, 2019 (a)
Footprint (b)
Estimated Passings	53,300	53,022	52,154

Customer Relationships (c)
Residential	29,079	28,912	27,277
SMB	2,051	2,021	1,958
Total Customer Relationships	31,130	30,933	29,235

Residential	167	416	240
SMB	30	41	28
Total Customer Relationships Quarterly Net Additions	197	457	268

Total Customer Relationship Penetration of Estimated Passings (d)	58.4%	58.3%	56.1%

Monthly Residential Revenue per Residential Customer (e)	$111.85	$109.03	$113.79
Monthly SMB Revenue per SMB Customer (f)	$163.02	$164.77	$169.06

Residential Customer Relationships Penetration
Single Play Penetration (g)	44.5%	44.2%	43.0%
Double Play Penetration (g)	32.7%	32.3%	30.7%
Triple Play Penetration (g)	22.9%	23.5%	26.2%

% Residential Non-Video Customer Relationships	46.2%	45.7%	42.7%

Internet
Residential	27,023	26,807	24,908
SMB	1,856	1,826	1,756
Total Internet Customers	28,879	28,633	26,664

Residential	216	494	313
SMB	30	43	26
Total Internet Quarterly Net Additions	246	537	339

Video
Residential	15,639	15,705	15,620
SMB	561	530	524
Total Video Customers	16,200	16,235	16,144

Residential	(66)	53	(105)
SMB	31	14	4
Total Video Quarterly Net Additions	(35)	67	(101)

Voice
Residential	9,215	9,335	9,443
SMB	1,224	1,207	1,144
Total Voice Customers	10,439	10,542	10,587

Residential	(120)	(63)	(152)
SMB	17	38	24
Total Voice Quarterly Net Additions	(103)	(25)	(128)

Mobile Lines
Residential	2,320	2,020	1,078
SMB	55	40	4
Total Mobile Lines	2,375	2,060	1,082

Residential	300	348	285
SMB	15	15	3
Total Mobile Lines Quarterly Net Additions	315	363	288

Enterprise (h)
Enterprise Primary Service Unites ("PSUs")	274	272	267
Enterprise Quarterly Net Additions	2	2	3

Addendum to Charter Communications, Inc. Fourth Quarter 2020 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2020, September 30, 2020 and December 31, 2019, customers included approximately 168,400, 181,700 and 154,200 customers, respectively, whose accounts were over 60 days past due, approximately 17,800, 52,300 and 13,500 customers, respectively, whose accounts were over 90 days past due and approximately 11,100, 26,000 and 10,000 customers, respectively, whose accounts were over 120 days past due.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(d)	Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(e)	Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile revenue and customers.

(f)	Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile revenue and customers.

(g)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(h)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Fourth Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income attributable to Charter shareholders	$1,246	$714	$3,222	$1,668
Plus: Net income attributable to noncontrolling interest	155	108	454	324
Interest expense, net	965	964	3,848	3,797
Income tax expense	254	110	626	439
Depreciation and amortization	2,409	2,461	9,704	9,926
Stock compensation expense	88	77	351	315
Loss on extinguishment of debt	22	25	143	25
(Gain) loss on financial instruments, net	(170)	(62)	15	54
Other pension (benefits) costs, net	(28)	96	66	69
Other, net	53	36	89	238
Adjusted EBITDA (a)	$4,994	$4,529	$18,518	$16,855

Net cash flows from operating activities	$4,149	$3,358	$14,562	$11,748
Less: Purchases of property, plant and equipment	(2,063)	(2,282)	(7,415)	(7,195)
Change in accrued expenses related to capital expenditures	(7)	504	(77)	55
Free cash flow	$2,079	$1,580	$7,070	$4,608

(a)See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Customer premise equipment (a)	$501	$543	$2,002	$2,070
Scalable infrastructure (b)	499	599	1,478	1,439
Line extensions (c)	437	390	1,641	1,444
Upgrade/rebuild (d)	156	183	615	634
Support capital (e)	470	567	1,679	1,608
Total capital expenditures	$2,063	$2,282	$7,415	$7,195

Capital expenditures included in total related to:
Commercial services	$383	$358	$1,325	$1,314
Mobile	$157	$151	$508	$432

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., digital receivers and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Fourth Quarter 2020 Earnings Release